Exhibit 99.1
ENERGY TRANSFER ENTERS INTO SETTLEMENT AGREEMENT
WITH ENFORCEMENT STAFF OF FERC
DALLAS — August 26, 2009 — Energy Transfer Partners, L.P. (NYSE:ETP) today announced that it has entered into a settlement agreement with the Enforcement Litigation Staff of the Federal Energy Regulatory Commission (FERC) with respect to the pending FERC claims against ETP. The settlement agreement is subject to the approval of the FERC and, until such approval, the terms of the settlement agreement will be confidential.
Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Colorado, Louisiana, New Mexico, and Utah, and owns the largest intrastate pipeline system in Texas. ETP’s natural gas operations include intrastate gathering and transportation pipelines, treating and processing assets, and three storage facilities located in Texas. ETP currently has more than 17,500 miles of pipeline in service with another 500 miles under construction. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country.
Energy Transfer Equity, L.P. (NYSE:ETE) owns the general partner of Energy Transfer Partners and approximately 62.5 million ETP limited partners units.
The information contained in this press release is available on the Partnerships’ website at www.energytransfer.com.
Contacts
Investor Relations:
Energy Transfer
Brent Ratliff
214-981-0700 (office)
Media Relations:
Vicki Granado
Granado Communications Group
214-504-2260 (office)
214-498-9272 (cell)